EXHIBIT 99.1
Question and Answer Portion of the
National Penn Bancshares, Inc. First Quarter 2009
Earnings Conference
Wednesday, April, 2009 – 1:00 p.m. ET

Glenn E. Moyer; National Penn Bancshares; President & CEO
Scott V. Fainor, National Penn Bancshares; SEVP & COO
Michael R. Reinhard; National Penn Bancshares; GEVP & CFO
Michelle H. Debkowski; National Penn Bancshares; EVP & IR Officer

QUESTIONS AND ANSWER SEGMENT

Glenn Moyer:  This ends our planned remarks, and we will now address questions that have been received to this point.  Additional questions will be addressed, as possible, in the public filing of the transcript of our Question and Answer segment.  Michelle?

Michelle Debkowski:  Thank you, Glenn.  We’ve had several questions presented during the webcast.  Mike, I’ll begin with you. Given the volatility we are seeing in the fair value of National Penn’s trust preferred securities, does it make sense to change the accounting treatment to avoid the earnings noise stemming from gains and losses?

Michael Reinhard:  We believe that we have limited options available under GAAP for making changes that would provide a benefit to us.

Michelle Debkowski:  Scott, what is the total amount of revenue, including title fees, etc., driven by the surge in refinance activities?  On a percentage basis, what is the variable cost on this business?

Scott Fainor:  Thank you, Michelle.  Let me address that.  Of our total mortgage refinancing volume that’s taken place in the quarter, 80% of that volume was through refinance and 20% was new purchase money.  The revenue generated from mortgage banking during this time was $2.4 million and the title company revenue associated with that was $170,000.00.  There’s a very low level of variable cost.  It is below 30% on this business.

Michelle Debkowski:  Scott, has the pace of mortgage refinance activity continued into the second quarter or has it slowed materially?

Scott Fainor:  We still maintain record pipelines that are approximately three times the volume from 2008.

Michelle Debkowski:  Thank you, Scott.  Glenn, a question for you: What are your thoughts on paying back TARP at this point?

Glenn Moyer:  Michelle, I made a few comments about this in response to a question at our annual meeting a few days ago, and let me just share a few of those here.  We have not given a specific plan or timing at this point.  We just do not think that that is the right thing to do at the current time.  We want to keep our regulatory capital as strong as we can during a time when the economy is still decelerating.  We do not think our shareholders want our Board to react to this matter on an emotional basis.  We need to make our best judgments as we are able, as the situation plays out from our perspective regarding the economy and how we are positioned in that economic recovery.  So we have not given a specific time, but, do I hope that some time over the six to eighteen months we have the beginning of an economic recovery that gives us confidence to repay in whole or in part this regulatory capital, certainly!

Michelle Debkowski:  Glenn, when can we expect the dividends to be reinstated?

Glenn Moyer:  Well first, certainly you’ve got to say that we set our dividends, our cash dividends on a quarterly basis and our Board will certainly give a full evaluation to the appropriate level each quarter.  Second, I don’t know if it is possible to project a specific timeframe.  We look forward to an ability to begin to increase the cash dividend based on a return to a more normalized economy and improved earnings.  And, finally, the tangible capital that we are able to retain with this reduced dividend will allow us to rebuild tangible common equity which is a very important financial ratio for us to stay focused on.

Michelle Debkowski:  Thank you, Glenn.  Scott, how long do you expect to be recording an elevated provision level?

Scott Fainor:  We believe that the provision level will be elevated through 2009 and possibly into 2010.  We will be keeping a close eye on the unemployment rate and our regional economy.

Michelle Debkowski:  Have you seen any signs of the beginning of a bottom in housing?

Scott Fainor:  Well, I know that we’ve seen some positive signs on a national level.  However, in the region that we do our banking business we have not seen a bottoming at this time.  Unemployment and the housing supply remain key factors and we have not seen upward trends at this time.

Michelle Debkowski:  Mike, back to you for a couple of questions.  What was the reason for the negative income tax provision?  Did it relate to the non-cash charges?

Michael Reinhard:  The reason for the book negative income tax provision is a combination of our normal levels of tax-free income as well as elevated non-cash charges.

Michelle Debkowski:  What are your thoughts on doing a capital raise to bolster your tangible common ratio?

Michael Reinhard:  We consider a wide variety of capital-raising techniques which could include a public or private sale of our stock.  We have a shelf registration in place so we are prepared to proceed if deemed appropriate.  As evidenced by our cash dividend reduction, we are committed to bolstering our capital ratios.

Michelle Debkowski:  Mike, what are your thoughts regarding the net interest margin going forward?

Michael Reinhard:  While there was a lag on our ability to reprice liabilities, we have recently been successful in reducing deposit rates which will benefit our second quarter margin, excluding the effect of further assets moving to nonaccrual status.

Michelle Debkowski:  Scott, a few questions on credit again.  What was the dollar amount of 30 to 89 delinquencies at quarter end?

Scott Fainor:  Thank you, Michelle.  30 to 89 delinquencies at quarter end were $25.365 million.

Michelle Debkowski:  Would you please provide some color on the linked quarter increase in consumer net charge-off.  What areas were impacted?

Scott Fainor:  The increase in the consumer net charge-offs was directly related to one large private banking credit and the additional areas impacted were increased non-accruals and deterioration that continue with our risk rates.

Michelle Debkowski:  Scott, are you seeing any signs of mounting stress in your CRE or CNI portfolios?

Scott Fainor:  Yes.  As I’ve just stated, the increase in the non-accruals continue and there is deterioration within the risk ratings within those two areas of the portfolio.

Michelle Debkowski:  Thank you, Scott. Glenn, the quarterly earnings were off 90% from the same period last year.  The dividend has been cut 70%.  Our stock is close to an all-time low.  Would the bank make substantial cuts to the compensation to the senior executive officers and the directors because of putting the bank in the situation and perhaps claw back some prior compensation?

Glenn Moyer:  Michelle, certainly the compensation for ’08 and the plans for ’09 are included in our proxy, and that was put out in a timely manner in front of our shareholders.  I would just point out that for 2008 there were no executive annual incentive payments that were paid to the top eight to ten senior executive officers in the company.  That includes me.  It includes Scott Fainor, our chief operating officer, and our group executive vice presidents.  Plus, base salaries were not increased for 2009 for this same group.  Beyond that, we certainly will forward this question to our compensation committee members for their awareness and consideration as they manage this very complex issue.

Michelle Debkowski: Thank you, Glenn.  I’ll take the next question.  What were the results of the vote by the shareholders at the annual meeting concerning executive compensation?   As we reported at the annual shareholders meeting, executive compensation was approved by a strong majority as an advisory vote.  Specific results will be posted on our investor relations website shortly.  Scott, back to you for a couple of questions.  What type of commercial and construction loans were placed on non-accrual status during the quarter and what were the loan amounts?

Scott Fainor:  As previously stated in my presentation, there was one loan relationship in the commercial and industrial area for $11.5 million.  There were three separate real estate project loans totaling $8.7 million, and there was one private banking loan for $4.2 million.

Michelle Debkowski:  Where are you seeing the most stresses in the loan portfolio?

Scott Fainor:  Well, we definitely see the most stresses in the real estate part of the portfolio and certain consumer-dependent commercial and industrial credits.

Michelle Debkowski:  What types of loans and which regions are the increase in construction loans specifically coming from?

Scott Fainor:  A major increase in the construction loans as stated previously were in the Nittany Bank region which is in State College, Centre County, Pennsylvania, as well as our Hometown Heritage Division in Lancaster County, Lancaster, Pennsylvania, as well as our KNBT region in the Lehigh Valley part of Pennsylvania.

Michelle Debkowski:  Mike, can you comment on a good occupancy expense run rate?

Michael Reinhard:  Yes.  We believe a good run rate would be in the $8 million to $9 million range.

Michelle Debkowski:  Glenn, what are your thoughts on reducing the common dividends further?

Glenn Moyer:  A further cut is always possible, but it is not part of our current plans.  We’re hopeful that the $0.05 per share level will serve as an appropriate base and be sustainable.  Of course, all of this presupposes that the economy does not deteriorate further in any material way and certainly we look forward and are hopeful that that will be the case.

Michelle Debkowski:  Glenn, what are your thoughts on National Penn's current valuation?

Glenn Moyer:  Relative to our peer group, I think we are trading consistent with the directional trends and the relative positioning of these companies relative to things like 52 week highs and lows.  Certainly, we have enjoyed and appreciated a better recovery from the lows that we saw earlier in the year, but again our hope is that our shareholders, as our Board does, takes a longer-term view of their investment, and we will certainly all look forward to hopefully further improvements in our stock valuation.

Michelle Debkowski:  Scott, did the asset quality slide happen evenly throughout the quarter or did it accelerate towards the end of the quarter?

Scott Fainor:  Michelle, the asset quallity deterioration occurred evenly throughout this past quarter.
Michelle Debkowski:  A question on accelerating growth in construction-related projects, and how is pricing different now than it was one or two years ago?

Scott Fainor:  Let me reiterate that the increase in the construction projects were tied to a large project of student housing originated through our Nittany Bank division out in State College and in the Hometown Heritage Division in Lancaster and in the KNBT Division in the Lehigh Valley.  Interest rate commitments to borrowers are in the range of 50 to 75 basis points higher than our cost of funds a year ago.  With the continued relationship banking teams instituting floors in our lines of credit as they come up for renewal and in looking to increase our loan fees when we have the ability to do it with our loan relationship customers.

Michelle Debkowski:  Thank you, Scott.  Mike, was the increase in jumbo deposit balances to offset declines in other areas of funding?

Michael Reinhard:  This growth is primarily from deposits in the CDARs program, as I outlined in my previous comments.

Michelle Debkowski:  Mike, we had a question on occupancy expense - what was the $1 million plus increase in the occupancy expense and is it sustainable?

Michael Reinhard:  Well, excluding the fourth quarter 2008, our occupancy expenses have been in the    $8 million to $9 million range and we do believe that’s a decent run rate for the next few quarters.

Michelle Debkowski:  Okay.  Scott, non-performing assets has increased by 2.7 times over the last year and the loan loss reserves to total loans has remained flat.  Please provide some outlook on your reserve level.  With the continued deterioration in asset quality, should you be building a reserve?

Scott Fainor:  Our reserve still exceeds our NPAs at a multiple of 1.33 times.  Further growth in NPAs will result in higher provisioning expense going forward.

Michelle Debkowski:  A similar question, Scott: any guidance on this provision level?  Can you expect continued elevated levels?

Scott Fainor:  I think as we’ve been trying to state throughout the presentation, we expect our analysis to watch closely, unemployment rates, the economy within our region, and we do believe that there will be continued stress on the loan portfolio in the areas of real estate that will continue to have us watching closely any elevated provisioning levels.

Michelle Debkowski:  Continuing along the lines of credit, do you have any shared national credit exposure?  If so, how much and what is the greatest area of concentration?

Scott Fainor: As we have stated in previous webcasts, our shared national credit exposure, which is a part of our middle market corporate banking group, is $156 million.  Concentrations are in the consumer services and goods area as well as in certain parts of real estate.

Michelle Debkowski:  Scott, please provide some color on the net charge-offs this quarter.  In other words, what drove the consumer charge-off?

Scott Fainor:  Consumer charge-offs were driven by that one large private banking credit that I spoke about previously.

Michelle Debkowski:  Mike, a couple of questions for you.  What is an appropriate tax rate to you for modeling purposes?

Michael Reinhard:  Due to depressed hook earning levels including the effects of tax-free income, the effective tax rate could be in the zero percent area.

Michelle Debkowski:  How much are you paying for CDARs CDs?  Why would you gather these non-core deposits if you do not have the ability to deploy, and why are you not deleveraging the balance sheet to preserve capital?

Michael Reinhard:  Our rates today range from 25 basis points to 100 basis points depending on the term which ranges from four weeks to one year.  We consider these deposits as core because they come from our current existing customers and the rates paid are lower than some of our other sources of funds. We are deleveraging the balance sheet to the extent that we are reducing higher costing borrowed funds where appropriate and we are not growing the investment portfolio.  We are only maintaining investments at a level needed for pledging purposes.

Michelle Debkowski: Thank you, Mike.  Finally, Glenn, a two-part question for you.  What’s the current handicap on Phillies Repeats? I assume the Philadelphia Phillies?

Glenn Moyer:  Well, first of all, Michelle, when we get to this question I know we’re coming to the end of the questions.  So let me say this.  First of all, it’s tough to calculate and I think it’s even tougher to actually do.  That said, they’re pretty tough and so I won’t rule it out.  This is in the category of state-tuned and I have total confidence to say that I’ll be able to give you a clearer answer on that during our third quarter webcast.

Michelle Debkowski:  All right.  The second part of that question:  Can the Penguins have the same luck against the Caps that the Pengs had against the Flyers?

Glenn Moyer:  Well, I think they can, but I’ve got to tell you I tend to be prejudiced in favor of most Pennsylvania-based sports teams.  So all I can say is, “Go, Penguins!”

Michelle Debkowski:  Thank you, Glenn. This concludes our presentation and we all thank you for joining us.

END

As indicated at the beginning of the question and answer segment of National Penn’s earnings webcast, questions received after the end of planned remarks are addressed, as possible, in this public transcript filing.  Accordingly, the following questions and answers are included herein:

Q.  What is the amount of the mark in OCI related to the $40 million in Trups that we haven’t dealt with yet?

A:  $7,750,000.